[UBS LOGO]                                       Issuer Free Writing Prospectus
                                                 filed pursuant to Rule 433
                                                 Registration No. 333-132747
                                                 Dated June 30, 2006

Enhanced Bearish Securities

Linked to a Basket of 50% S&P 500 Index(R) & 50% Russell 2000 Index(R) OFFERING ENHANCED RETURNS WITH PARTIAL PRINCIPAL PROTECTION

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INDICATIVE TERMS
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Issuer                   UBS AG
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Issue Price              $10.00 per Note
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Underlying Index         50% S&P 500 Index
Basket and               50% Russell 2000 Index
weightings
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Term                     12-months
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Payment on               Investors will receive a cash payment at maturity that
Maturity Date            is based on the Basket Return:

                         IF THE BASKET RETURN IS NEGATIVE, YOU WILL RECEIVE YOUR PRINCIPAL PLUS A 3% GAIN FOR EVERY 1% LOSS IN THE BASKET, SUBJECT TO A MAXIMUM GAIN ON THE NOTES OF BETWEEN 36.25% AND 40.25% (TO BE DETERMINED ON TRADE
                         DATE)

                         IF THE BASKET RETURN IS POSITIVE, YOUR PRINCIPAL WILL
                         BE REDUCED BY 1% FOR EVERY 1% GAIN IN THE BASKET,
                         SUBJECT TO A MAXIMUM LOSS OF 50% OF PRINCIPAL
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Basket Return            Basket Ending Level-Basket Starting Level
                         -----------------------------------------
                                  Basket Starting Level
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Basket Starting          100
Level
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Basket Ending            The closing level of the Basket on the Final
Level                    Valuation Date
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Trade Date*              July 25, 2006
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Settlement Date*         July 28, 2006
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Final Valuation
Date*                    July 25, 2007
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Maturity Date*           July 31, 2007
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*Expected
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 PRODUCT DESCRIPTION
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Enhanced Bearish Securities are designed for investors who believe the S&P 500
Index and the Russell 2000 Index will decrease over the term of the Notes. Investors must be willing to risk losing up to 50% of their principal amount invested if the level of the Basket increases over the term of the Notes and to accept a return that will not exceed between 36.25% and 40.25% (to be determined on trade date).

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BENEFITS
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o    -3x leverage feature provides enhanced participation in downside appreciation, while maintaining 1 to 1 upside exposure

o Partial Protection of Capital: At maturity, you will receive a cash payment equal to at least 50% of your principal

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: -3x NEGATIVE BASKET RETURN TO A 39% MAXIMUM GAIN; -1x POSITIVE
BASKET RETURN TO 50% MAX LOSS OF PRINCIPAL

                        BASKET                                        NOTES
                        RETURN                                        RETURN*
                      ---------  ---------------------------------  ------------
                          70%                                          -50%
                          60%         -50% MAXIMUM LOSS      >         -50%
                          50%                                          -50%
                      ---------  ---------------------------------  ------------
                      ---------  ---------------------------------  ------------
                          30%                                          -30%
                          10%          -1X BASKET UPSIDE     >         -10%
                           5%                                           -5%
[GRAPHIC OMITTED]     ---------  ---------------------------------  ------------
                      ---------  ---------------------------------  ------------
                           0%                                            0%
                      ---------  ---------------------------------  ------------
                      ---------  ---------------------------------  ------------
                          -3%                                            9%
                          -5%          -3X BASKET RETURN     >          15%
                         -10%                                           30%
                      ---------  ---------------------------------  ------------
                      ---------  ---------------------------------  ------------
                         -13%                                           39%
                         -20%      -3X BASKET RETURN TO CAP  >          39%
                         -50%                                           39%
                      ---------  ---------------------------------  ------------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated June 30, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 30, 2006

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INDEX DESCRIPTIONS
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THE S&P 500 INDEX (SPX) measures the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

THE RUSSELL 2000 INDEX (RTY) consists of the smallest 2,000 companies included in the Russell 3000(R) Index. The Russell Index is designed to track the performance of the small capitalization segment of the United States equity market.

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE RESULTS.

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HISTORICAL PERFORMANCE
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The graph below illustrates the performance of the basket from 1/29/88 to
6/29/06 - BLOOMBERG L.P.


                                [GRAHIC OMITTED]


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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You believe that the Basket Return will be NEGATIVE (and therefore you will receive a POSITIVE return on your investment).

o You seek an investment that offers protection for 50% of the principal amount of the Notes.

o You are willing to make an investment where you could lose up to 50% of your principal amount.

o    You are willing to hold the Notes to maturity.

o    You do not seek current income from this investment


THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You believe that the Basket Return will be POSITIVE (and therefore you will receive a NEGATIVE return on your investment).

o    You seek an investment that offers full principal protection..

o You seek an investment whose return is not capped at between 36.25% and 40.25% (to be determined on trade date).

o    You seek current income from your investment.

o    You seek an investment for which there will be an active secondary market.

o    You are unable or unwilling to hold the Notes to maturity.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

KEY RISKS:

o You may lose up to 50% of your principal--payment at maturity will be reduced by 1% for every 1% gain in the Basket, subject to a maximum loss of 50% of the principal amount of the Notes.

o Partial Principal Protection only if you hold your Notes to maturity--You should be willing to hold your Notes to maturity.

o Your appreciation potential is limited by the maximum gain on the Notes at maturity

o    You will not receive any interest or dividend payments

o The Notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836.